Exhibit 10.50

SABRE CORPORATION
2014 OMNIBUS INCENTIVE COMPENSATION PLAN
FORM OF STOCK OPTION GRANT AGREEMENT

(Non-Qualified Stock Options)

THIS AGREEMENT, including any special terms and conditions in the appendix attached hereto (the “Agreement”) made as of this ____________ between Sabre Corporation (the “Company”) and __________ (the “Participant”).

   WHEREAS, the Company has adopted the Sabre Corporation 2014 Omnibus Incentive Compensation Plan (the “Plan”) to promote the interests of the Company and its stockholders by providing the employees and non-employee directors of the Company, who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company;

   WHEREAS, Section 6 of the Plan provides for the grant to Participants of Non-Qualified Stock Options to purchase shares of Common Stock of the Company.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.Grant of Options.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a NON-QUALIFIED STOCK OPTION (the “Option”) with respect to ___________ shares of Common Stock of the Company.

2.Grant Date.  The grant date of the Option hereby granted is ___________ (“Grant Date”).

3.Exercise Price; Exercisability.  The exercise price of each share of Common Stock underlying the Option hereby granted is $___________.

4.Vesting of Options. The Option shall become vested and exercisable as follows: [_______________] (each such date a “Vesting Date”); provided that the Participant remains continuously employed by the Company through each applicable Vesting Date.  Notwithstanding the foregoing, in the event of a Qualifying Termination following a Change in Control, the Option shall immediately vest in full and become exercisable as of the date of such Qualifying Termination following a Change in Control.

5.Manner of Exercise.  The Option shall be exercised by delivery of an electronic or physical written notice to the Secretary of the Company, or such other form as permitted by the Committee from time to time and communicated to the Participant (the “Exercise Notice”), which shall state the election to exercise the Option, specify the number of shares of Common Stock with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Committee pursuant to the provisions of the Plan.  The Exercise Notice shall include payment in cash for an amount equal to the Exercise Price multiplied by the number of shares of Common Stock specified in such Exercise Notice.  Such payment may be made in (i) cash; (ii) shares of Common Stock (that the Participant has owned for at least one (1) year) having a Fair Market Value equal to the Exercise Price; (iii) a combination of cash and shares provided that such shares have been held by the Participant for at least one (1) year prior to such exercise; or (iv) in the Committee’s sole discretion, through a broker assisted exercise, but only to the extent such right or the utilization of such right would not cause the Option to be subject to Section 409A of the Code and to the extent the use of net-physical settlement is permitted by, and is in compliance with applicable law. The partial exercise of the Option, alone, shall not cause the expiration, termination or cancellation of the remaining portion of the Option.

6.Expiration of Options.  The Participant’s Option, or portion thereof, which has not become exercisable shall expire on the date the Participant’s Employment is terminated for any reason.  The Participant’s Option(s), or any portion thereof, which have become exercisable on or before the date the Participant’s

Employment is terminated (or that become exercisable as a result of such termination) shall expire on the earlier of (i) the commencement of business on the date the Participant’s Employment is terminated for Cause; (ii) 90 days after the date the Participant’s Employment is terminated for any reason other than Cause, death or Disability; (iii) one year after the date the Participant’s Employment is terminated by reason of death or Disability; or (iv) the 10th anniversary of the Grant Date for such Option(s).  All Options, whether vested or unvested, that have not sooner expired shall expire no later than the tenth anniversary of the Grant Date.

7.Transferability.  The Option is exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative, and may not be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than the Company), or assigned or transferred by such Participant, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the Option will be forfeited by the Participant and all of the Participant’s rights to such Option shall immediately terminate without any payment or consideration from the Company. Upon the death of a Participant, outstanding Options granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution pursuant to Section 18 of the Plan.

8.Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern.  All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

9.Taxes.  To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to the exercise of the Option in accordance with Section 15 of the Plan.  The Company shall not be required to deliver shares of Common Stock to the Participant until the Company determines such obligations are satisfied.

10.Construction of Agreement.  Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.  No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

11.Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

12.No Special Employment Rights; No Right to Award.  Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Option.  The rights or opportunity granted to the Participant on the making of an Award shall not give the Participant any rights or additional rights to compensation or damages in consequence of either:(a) the Participant giving or receiving notice of termination of his or her office or employment; (b) the loss or termination of his or her office or Employment with the Company or its Subsidiaries for any reason whatsoever; or (c) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.

13.Data Privacy.  By participating in the Plan the Participant consents to the collection, holding, processing and transfer of data relating to the Participant and, in particular, to the processing of any sensitive personal data by the Company and its Affiliates for all purposes connected with the operation of the Plan, including, but not limited to: (i) holding and maintaining details of the Participant and his or her participation in the Plan; (ii) transferring data relating to the Participant and his or her participation in the Plan to the Company’s registrars or brokers, the plan administrator or any other relevant professional advisers or service providers to the Company or its Affiliates; (iii) disclosing details of the Participant and his or her participation in the Plan to a bona fide prospective purchaser of the Company or any of its Affiliates (or the prospective purchaser's advisers), and (iv) with respect to Participants employed in the European Economic Area, transferring data relating to the Participant and his or her participation in the Plan under (a) to (c) above to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the data as countries within the European Economic Area.

14.Integration.  This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan.  This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

15.Clawback Policies. Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of an Option pursuant to the Plan and this Agreement, agrees to comply with any Company request or demand for such recoupment.

16.Policy Against Insider Trading.  By accepting the Option, the Participant acknowledges that the Participant is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time.

17.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

18.Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

19.Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive.  The Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares of Common Stock and that the Participant should consult a tax advisor prior to such exercise or disposition.

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APPENDIX TO

SABRE CORPORATION
2014 OMNIBUS INCENTIVE COMPENSATION PLAN
GLOBAL FORM OF STOCK OPTION GRANT AGREEMENT
(Non-Qualified Stock Options)

Terms and Conditions

This Appendix constitutes part of the Agreement and includes special terms and conditions that govern the Options granted to the Participant if the Participant resides in the countries listed herein.  These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Agreement.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2015.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the Participant exercises the Options or sells shares of Common Stock he or she acquires under the Plan.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result.  Accordingly, the Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country apply to his or her specific situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained in this Appendix may not be applicable to him or her.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (of which this Appendix is a part) and the Plan.

Australia

Terms and Conditions

Vesting of Options.  This provision supplements Section 4 of the Agreement:

If the Option vests when the Fair Market Value per share is equal to or less than the Exercise Price for the Option, the Participant shall not be permitted to exercise the vested Option.  The vested Option may be exercised only starting on the business day following the first day on which the Fair Market Value per share exceeds the Exercise Price for the Option.  This provision also shall apply to any unvested Options held by a Participant who transfers to Australia after the Grant Date.

Notifications

Securities Law Notice.  If the Participant acquires shares of Common Stock under the Plan and the Participant offers such shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law.  The Participant should obtain legal advice on the Participant’s disclosure obligations prior to making any such offer.

Canada

Notifications

Securities Law Notice.  The Participant will not be permitted to sell or otherwise dispose of the shares of Common Stock acquired under the Plan within Canada.  The Participant will only be permitted to sell or dispose of any shares of Common Stock acquired under the Plan if such sale or disposal is made through the designated broker appointed under the Plan and takes place outside of Canada through the facilities of an exchange on which such shares of Common Stock are traded.  The shares of Common Stock are currently traded on the NASDAQ.

Foreign Account / Assets Reporting Information. Foreign property, including shares, options to purchase shares (i.e., Options), and other rights to receive shares (e.g., restricted stock units) of a non-Canadian company held by a Canadian resident Participant must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of his or her foreign property exceeds C$100,000 at any time during the year.  Thus, such options and restricted stock units must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because other foreign property is held by the Participant.  When shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares.  The ACB ordinarily is equal the fair market value of the shares at the time of acquisition, but if the Participant owns other shares of the same company, this ACB may have to be averaged with the ACB of the other shares.

India

Terms and Conditions

Manner of Exercise.  Notwithstanding any provision of the Agreement to the contrary, due to regulatory requirements, the Participant may pay the Exercise Price only pursuant to a broker assisted exercise, as set forth in Section 5 of the Agreement, as modified by this Appendix.  Under this procedure (also called a same-day sale exercise), the Participant (or any other person or persons exercising the Option) shall concurrently provide irrevocable instructions (i) to a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure) to effect the immediate sale of all of the purchased shares so that such brokerage firm can remit to the Company, on the settlement date, sufficient funds out of the resulting sale proceeds to cover the aggregate Exercise Price payable for all the purchased shares plus all applicable Tax-Related Items, brokers’ fees or commissions and (ii) to the Company to deliver the purchased shares directly to such brokerage firm on such settlement date.  The Participant will not be permitted to acquire and hold shares of Common Stock upon exercise.  The Company reserves the right to provide the Participant with additional methods of exercise depending on the development of local law.

Italy

Terms and Conditions

Manner of Exercise.  Notwithstanding any provision of the Agreement to the contrary, due to regulatory requirements, the Participant may pay the Exercise Price only pursuant to a broker assisted exercise, as set forth in Section 5 of the Agreement, as modified by this Appendix.  Under this procedure (also called a same-day sale exercise), the Participant (or any other person or persons exercising the Option) shall concurrently provide irrevocable instructions (i) to a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure) to effect the immediate sale of all of the purchased shares so that such brokerage firm can remit to the Company, on the settlement date, sufficient funds out of the resulting sale proceeds to cover the aggregate Exercise Price payable for all the purchased shares plus all applicable Tax-Related Items, brokers’ fees or commissions and (ii) to the Company to deliver the purchased shares directly to such brokerage firm on such settlement date.  The Participant will not be permitted to acquire and hold shares of Common Stock upon exercise.

The Company reserves the right to provide the Participant with additional methods of exercise depending on the development of local law.

Data Privacy. Notwithstanding any provision of the Agreement, this section in the Appendix applies in regards to data privacy in Italy.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of managing and administering the Plan (“Data”).

The Participant also understands that providing the Company with the Participant’s Data is necessary for the performance of the Plan and that the Participant’s denial to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.  The Controller of personal data processing is Sabre Corporation, with registered offices at 3150 Sabre Drive, Southlake, Texas 76092, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Sabre Italia S.r.l. with registered offices at Via Carlo Veneziani 56 cap 00148 Rome Italy.  The Participant understands that the Participant’s Data will not be publicized, but it may be transferred to Morgan Stanley Smith Barney LLC, banks, other financial institutions or brokers and/or their agents involved in the management and administration of the Plan.  The Participant further understands that the Company and/or any Affiliated Entity will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and/or any Affiliated Entity may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to Morgan Stanley Smith Barney LLC or another third party with whom the Participant may elect to deposit any shares acquired under the Plan.  Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan.  The Participant understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete the Participant’s Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable Italian data privacy laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of the Participant’s Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable Italian data privacy laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan.  The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to, including but not limited to, access, delete, update, ask for rectification of the Participant’s Data and stop, for legitimate reason, the Data processing.  Furthermore, the Participant is aware that the Participant’s Data will not be used for direct marketing purposes.  In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.

Plan Document Acknowledgement.  In accepting the Option, the Participant acknowledges that he or she has received a copy of the Plan and this Agreement and has reviewed the Plan and this Agreement, in their entirety and fully understands and accepts all provisions of the Plan and this Agreement.

The Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement: Sections 4, 6, 9 and 18; and the Data Privacy section included in this Appendix.

Notifications

Foreign Account / Assets Reporting Information.  If the Participant is an Italian resident and holds investments or financial assets outside of Italy (e.g., cash, Options, shares) during any fiscal year which may generate income taxable in Italy (or if the Participant is the beneficial owner of such an investment or asset even if the Participant does not directly hold the investment or asset), the Participant is required to report such investments or assets on his or her annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Participant is not required to file a tax return).

Poland

There are no country-specific provisions.

Singapore

Notifications

Securities Law Notice.  The grant of the Option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) under which it is exempt from the prospectus and registration requirements under the SFA and is not made to the Participant with a view to the shares being subsequently offered for sale to any other party.  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  The Participant should note that the Option is subject to section 257 of the SFA and the Participant should not make (i) any subsequent sale of the shares in Singapore, or (ii) any offer of such subsequent sale of the shares in Singapore, unless such sale or offer is made: (a) after six (6) months from the Grant Date; or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Obligation.  The Chief Executive Officer (“CEO”), directors, associate directors or shadow directors of a Singapore Affiliated Entity are subject to certain notification requirements under the Singapore Companies Act.  Specifically, such individuals must notify the Singapore Affiliated Entity in writing of an interest (e.g., Options, shares of Common Stock, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon exercise of Options or when shares acquired under the Plan are subsequently sold), or (iii) becoming CEO or a director.

United Kingdom

Terms and Conditions

Taxes.  This provision supplements Section 9 of the Agreement:

If payment or withholding of any income tax due is not made within 90 days of the end of the U.K. tax year giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the Participant agrees that the amount of any uncollected income tax shall (assuming the Participant is not a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act)), constitute a loan owed by the Participant to the Employer, effective on the Due Date.  The Participant agrees that the loan will bear interest at the then-current HM Revenue & Customs (“HMRC”) Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in this Section 9.  If the Participant is a director or executive officer and income tax is not collected from or paid by him or her by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable.  The Participant will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer for the value of any employee NICs due on this additional benefit, which the Company and/or the Employer may recover at any time thereafter by any of the means referred to in this Section 9.